Exhibit 9

POWER OF ATTORNEY

Know all persons by these presents, that ESC Energia S.A. (“Grantor”) has made, constituted and appointed, and by these presents does make, constitute and appoint each of Mr. WANG Xinglei (Passport No. [Passport Number Redacted]), Ms. WANG Minna (Passport No. [Passport Number Redacted]), Ms. SUN Yinghui (Passport No. [Passport Number Redacted]) and Ms. LIU Hongyu (Passport No. [Passport Number Redacted]) (each, “Attorney-in-Fact”), the true and lawful agent and attorney-in-fact, for and in Grantor’s name, place and stead, in any and all capacities, to do all or any of the following acts, matters and things, either alone or jointly with one or more other Attorneys-in-Fact:

(1)	To complete, execute and cause to be filed, for and on behalf of the Grantor, statements on Schedule 13D with respect to CPFL Energia S.A. including amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and any joint filing agreement related thereto;

(2)	To do and perform, and cause to be done and performed, any and all acts for and on behalf of the Grantor which the Attorney-in-Fact may deem necessary or desirable to complete and/or execute any such Schedule 13D (and or any amendment to such a Schedule 13D hereto) or joint filing agreements in respect thereof, including obtaining EDGAR codes for and on behalf of Grantor, and timely file any such document with the U.S. Securities and Exchange Commission and any stock exchange or similar authority;

(4)	To take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such Attorney-in-Fact, may be of benefit to, in the best interest of, or legally required by, the Grantor, it being understood that the documents executed by such Attorney-in-Fact on behalf of the Grantor pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such Attorney-in-Fact may approve in such Attorney-in-Fact’s discretion.

The Grantor hereby grants to Attorney-in-Fact full power and authority to do and perform and cause to be done and performed any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Grantor might or could do if personally present, hereby ratifying and confirming all that such Attorney-in-Fact, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The Grantor acknowledges that the foregoing Attorney-in-Fact, in serving in such capacity at the request of the Grantor, is not assuming any of the Grantor’s responsibilities to comply with Section 13 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the Grantor is no longer required to file statements on Schedule 13D with respect to CPFL Energia S.A., unless earlier revoked by the Grantor in a signed writing delivered to the foregoing Attorney-in-Fact.

This Power of Attorney shall be governed by the laws of Hong Kong.

[Signature Page Follows]

In WITNESS WHEREOF, Grantor duly assents to this Power of Attorney by its signature as of June 30, 2017.

ESC Energia S.A.

By:	/s/ Qu Yang
	Name:	QU YANG
	Title:	CEO